SECURITIES AND EXCHANGE COMMISSION

                        WASHINGTON, D.C. 20549

                               FORM 8-K

                            CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

  Date of Report (Date of earliest event reported): January 20, 1998

                               CITICORP
          (Exact name of registrant as specified in charter)

                               DELAWARE
                    (State or other jurisdiction of
                            incorporation)

                                1-5738
                       (Commission File Number)

                              13-2614988
                     (IRS Employer Identification
                                Number)


399 PARK AVENUE, NEW YORK, NEW YORK                          10043
(Address of principal executive offices)                  (Zip Code)


Registrant's telephone number,
including area code:                                    (212)559-1000

                            NOT APPLICABLE
     (Former name or former address, if changed since last report)

Item 5. Other Items


Citicorp net income was $1.061 billion in quarter, up 7%; Per share earnings of $2.20 rose 12%; 1997 income excluding restructuring charge increased 9% to $4.1 billion, Per share income of $8.51 was 15% higher


Earnings Analysis (A)    Fourth Quarter      %       Full Year      %
(In Millions of            1997    1996 Change    1997    1996 Change
  Dollars)

Adjusted Revenue         $6,006  $5,747      5 $23,324 $21,542      8
Adjusted Operating        3,417   3,288      4  13,170  12,241      8
  Expense
Operating Margin          2,589   2,459      5  10,154   9,301      9
Consumer Credit Costs       866     844      3   3,538   3,115     14
Commercial Credit Costs      24    (15)     NM    (95)    (87)    (9)
  (Benefits)
Operating Margin Less     1,699   1,630      4   6,711   6,273      7
  Credit Costs
Additional Provision         25      50   (50)     100     200   (50)
Restructuring Charge          -       -      -     889       -     NM
Income Before Taxes      $1,674  $1,580      6  $5,722  $6,073    (6)
Net Income               $1,061    $987      7  $3,591  $3,788    (5)


Earnings Per Share        $2.20   $1.97     12   $7.33   $7.43    (1)
  (Diluted)
Return on Common Equity    21.5    20.6      -    18.1    20.4      -
  (%)
Return on Assets (%)       1.39    1.42      -    1.22    1.40      -
Average Shares
  Outstanding             466.6   480.7    (3)   471.1   489.3    (4)
  (Diluted) (In
  Millions)

Excluding Restructuring Charge:

Income                                          $4,147  $3,788      9
Income Per Share (Diluted)                       $8.51   $7.43     15
Return on Common Equity (%)                       20.9    20.4      -
Return on Assets (%)                              1.41    1.40      -

(A) See the Margin Basis Reconciliation table on page 17, which reconciles the Consolidated Statement of Income on page 13 to the adjusted numbers reported above.
NM Not meaningful, as percentage equals or exceeds 100%.


On January 20, 1998, Citicorp reported net income for the 1997 fourth quarter of $1.1 billion or $2.20 per diluted common share, up 7% and 12%, respectively. For the full year, income was $4.1 billion, up $359 million or 9% from 1996, excluding the $556 million after-tax effect of the third quarter restructuring charge ($889 million pretax), or $8.51 per diluted common share. Including the charge, 1997 net income was $3.6 billion or $7.33 per diluted common share.

John S. Reed, Citicorp Chairman, said: "It was anything but a normal quarter. The Asian turmoil reduced our pretax results by about $250 million -- $100 million related to translating normal earnings at reduced exchange rates, $60 million related to spread compression in our Asian and Brazilian consumer businesses, and the remainder related to specific market movements that produced both exceptional foreign exchange earnings and losses in other trading. Fortunately, strong markets in the United States and Europe helped offset these conditions."

Against Citicorp's Business Directions performance targets, and excluding the restructuring charge, 1997 results achieved a 9% gain in income (a 15% rise in diluted income per share), a return on common equity of 20.9%, and a ratio of incremental revenue to expense of 1.9 to 1 (2.0 to 1 for the 1997 fourth quarter). For the full year, Citicorp generated an estimated $2.1 billion of free capital and repurchased 18.8 million shares of common stock for $2.3 billion. At December 31, 1997, the Tier 1 capital ratio was estimated at 8.3%, at the high end of the target range of 8.0%-8.3%, after the repurchase of
6.1 million shares of common stock for $0.8 billion during the quarter.

Adjusted revenue grew 5% from the 1996 fourth quarter -- 9% adjusted for the effect of foreign currency translation -- with growth in many areas led by Global Relationship Banking, but was reduced by lower revenue in Global Consumer in the emerging markets. Adjusted net interest revenue (taxable equivalent basis) of $3.5 billion in the quarter was essentially unchanged from 1996, as the effect of asset growth was offset by spread compression. Adjusted fee and commission revenue of $1.5 billion was up 6% or $91 million. Trading-related revenue of $347 million in the quarter, down $196 million from a year ago, reflected strong foreign exchange revenue partially offset by trading account losses. Net asset gains and securities transactions of $456 million grew $329 million from a year ago. Venture capital revenue increased $72 million to $248 million. Adjusted operating expense increased 4% -- 8% excluding the effects of foreign exchange translation.

Consumer credit costs of $866 million increased $22 million from a year ago, reflecting increases in Cards and improvements in Citibanking and the Private Bank. U.S. bankcards credit costs were $655 million or 5.64% of average managed loans for the quarter, up $5 million from the 1997 third quarter (excluding an $11 million benefit from the third quarter sale of certain charged-off accounts) and up $47 million from a year ago. U.S. bankcards credit costs were 5.68% of average managed loans in the 1997 third quarter (excluding the benefit from the sale of certain charged-off accounts) and 5.45% a year ago. Global Corporate Banking credit costs remained low at $24 million.

Of the $889 million restructuring charge recorded in the 1997 third quarter, approximately $39 million of reserves were utilized during the 1997 fourth quarter, primarily for severance and related costs, and $245 million of premises and equipment writedowns were recognized in the 1997 third quarter. The implementation of these restructuring programs, which are expected to be substantially completed by the end of 1998, is designed to ensure a positive effect on the quality of customer service and minimal effect on staff dislocations.

The Consumer businesses -- Citibanking, Cards, and the Private Bank -- earned $456 million in the quarter on adjusted revenue of $3.5 billion. Net income from Global Corporate Banking was $556 million in the quarter on adjusted revenue of $2.2 billion.

Citibank strengthened its position as the leading worldwide card business with an agreement to acquire AT&T Universal Card Services, which will add approximately $15 billion in managed customer receivables and 13.6 million accounts. The transaction is expected to close by the 1998 second quarter following regulatory reviews. The agreement also established a co-branding and joint marketing arrangement with AT&T. Citibank announced an agreement to acquire the European Global Trust and Agency Services business of J. P. Morgan, and concluded a custody joint venture with Bank of Montreal.

During the quarter, the company adopted Statement of Financial Accounting Standards No. 128 -- Earnings per Share, and has restated previously reported per share amounts. Under the new standard, basic earnings per share excludes dilution and is computed by dividing income applicable to common stock by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the additional dilution that could occur from employee stock options and other items that could potentially result in the issuance of common stock.

Global Consumer earns $456 million in the fourth quarter;
Emerging markets net income down


Global Consumer          Fourth Quarter      %       Full Year      %
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue         $3,531  $3,567    (1) $14,061 $13,495      4
Adjusted Operating        1,967   1,887      4   7,695   7,297      5
  Expense
Operating Margin          1,564   1,680    (7)   6,366   6,198      3
Credit Costs (B)            866     844      3   3,538   3,115     14
Operating Margin Less       698     836   (17)   2,828   3,083    (8)
  Credit Costs
Additional Provision         25      50   (50)     100     200   (50)
Restructuring Charge          -       -      -     580       -     NM
Income Before Taxes         673     786   (14)   2,148   2,883   (25)
Income Taxes                217     215      1     595     855   (30)
Net Income               $  456  $  571   (20) $ 1,553 $ 2,028   (23)

Average Assets (In         $133    $129      3    $132    $126      5
  Billions of Dollars)
Return on Assets (%)       1.36    1.76      -    1.18    1.61      -


Excluding Restructuring Charge:

Income                                          $1,904  $2,028    (6)
Return on Assets (%)                              1.44    1.61      -

(A)  Reclassified to conform to the latest quarter's presentation.
(B) Includes the effect of credit card securitization and, commencing with the 1997 first quarter, the effect related to credit card receivables held for sale.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Global Consumer reported net income of $456 million in the quarter, down $115 million from 1996, principally due to a $107 million decrease in the emerging markets. Net income in the emerging markets reflected declines in Citibanking and Cards, primarily in Asia Pacific and Brazil. In the developed markets, net income declind $8 million reflecting strong performance in Citibanking in the U.S., offset by a higher effective tax rate and lower U.S. bankcards earnings. Global Consumer income was $1.9 billion (excluding the $351 million after-tax effect of the 1997 third quarter restructuring charge) in 1997 and $2.0 billion in 1996.

o Total consumer accounts grew to 56 million in 57 countries and territories. The U.S. bankcards business reported a 2% decline in accounts, while accounts in other consumer businesses grew by 5% from a year ago, including 12% account growth in the emerging markets. The number of accounts in North America, Europe, Asia, and Latin America at year-end totaled 36 million, 8 million, 7 million, and 5 million, respectively.

o Revenue was down slightly in the quarter -- up 3% adjusted for the effect of foreign currency translation -- reflecting worldwide business volume growth and spread improvements in Citibanking in the U.S., lower spreads in the emerging markets, and the U.S bankcard competitive operating environment. The 1996 fourth quarter included a $24 million pretax gain from the sale of an interest in an Asian affiliate.

o Adjusted operating expense increased 4% -- 9% adjusted for the effect of foreign currency translation -- reflecting continued efforts to expand the account base, investment in product development and testing, and expansion into new marketplaces.

o Credit costs in the quarter were $866 million, up $10 million from the 1997 third quarter and up $22 million from the 1996 fourth quarter. The ratio of net credit losses to average managed loans was stable at 2.50% in both 1997 fourth and third quarters, and 2.51% a year ago. Global Consumer continued to build the allowance for credit losses, adding $25 million above net write-offs in the quarter.

o The credit card product line expanded with the introduction of the Citibank Platinum Select AAdvantage card. Citibank also released the next generation of Direct Access, its acclaimed online banking service, and unveiled a new look and new features for its Internet website.

o In Canada, Citibank was awarded a contract by the Federal Government to provide a bankcard for government purchases; and in India, Citibank opened its seventh branch, at Pune in Maharashtra state.

o The recognition of Citibank as a brand was reflected in its being ranked among the top five in the Far Eastern Economic Review's listing of Asia's Top Ten Leading Companies.


Citibanking              Fourth Quarter      %       Full Year      %
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
Dollars)

Revenue                  $1,528  $1,502      2  $6,030  $5,796      4
Operating Expense         1,120   1,070      5   4,333   4,129      5
Operating Margin            408     432    (6)   1,697   1,667      2
Credit Costs                139     155   (10)     567     634   (11)
Operating Margin Less       269     277    (3)   1,130   1,033      9
  Credit Costs
Additional Provision          -       -      -       -       4     NM
Restructuring Charge          -       -      -     457       -     NM
Income Before Taxes         269     277    (3)     673   1,029   (35)
Income Taxes                101      68     49     195     306   (36)
Net Income               $  168  $  209   (20)  $  478  $  723   (34)

Average Assets (In          $86     $83      4     $85     $83      2
  Billions of Dollars)
Return on Assets (%)       0.78    1.00      -    0.56    0.87      -

Excluding Restructuring Charge:

Income                                            $753    $723      4
Return on Assets (%)                              0.89    0.87      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Income before taxes from Citibanking activities -- delivering products and services to customers through branches and electronic delivery systems -- was $269 million in the quarter, down $8 million or 3% from 1996, reflecting an $83 million decline in the emerging markets and an increase of $75 million in the developed markets. Net income was further reduced by a higher effective tax rate. For the 1997 full year, income before taxes (excluding the $457 million effect of the 1997 third quarter restructuring charge) was $1.1 billion, up $101 million or 10% from 1996.

o Worldwide Citibanking accounts totaled 20 million as of December 31, 1997, up 4% from a year ago, including 10% growth in the emerging markets. Average customer deposits of $95 billion were up 4% -- 11% adjusted for the effect of foreign currency translation -- from a year-ago, reflecting increased account openings and deposit levels primarily due to a "flight to quality" in Asia, and growth in the United States.

o Revenue increased 2% in the quarter -- up 6% in the developed markets and down 6% in the emerging markets. Excluding the effect of foreign currency translation and the 1996 gain on the sale of an interest in an Asian affiliate, revenue increased 9% -- 11% in the developed markets and 6% in the emerging markets. Developed markets revenue reflected growth in all regions, including spread improvements in the United States. Emerging markets revenue reflected business volume increases in Asia Pacific and Latin America, which were more than offset by lower spreads and the effect of foreign currency translation.

o Operating expense in the quarter was up 5% -- 3% in the developed markets and 9% in the emerging markets. Excluding the effect of foreign currency translation, operating expense increased 10% -- 6% in the developed markets and 17% in the emerging markets -- reflecting account growth, franchise expansion, and new product development costs.

o Credit costs in the quarter declined by $16 million or 10% from a year ago, reflecting the effect of foreign currency translation and improvement in the U.S. and Europe, offset by higher net credit losses in Asia Pacific and Latin America.


Cards                    Fourth Quarter      %       Full Year      %
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue         $1,715  $1,780    (4)  $6,903  $6,666      4
Adjusted Operating          653     631      3   2,634   2,482      6
  Expense
Operating Margin          1,062   1,149    (8)   4,269   4,184      2
Credit Costs                736     685      7   2,990   2,482     20
Operating Margin Less       326     464   (30)   1,279   1,702   (25)
  Credit Costs
Additional Provision         25      50   (50)     100     196   (49)
Restructuring Charge          -       -      -      95       -     NM
Income Before Taxes         301     414   (27)   1,084   1,506   (28)
Income Taxes                 92     130   (29)     320     482   (34)
Net Income               $  209  $  284   (26)  $  764  $1,024   (25)

Average Assets (In          $31     $30      3     $31     $27     15
  Billions of Dollars)
Return on Assets (%)       2.67    3.77      -    2.46    3.79      -

Excluding Restructuring Charge:

Income                                            $822  $1,024   (20)
Return on Assets (%)                              2.65    3.79      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Net income from Cards worldwide -- bankcards, Diners Club, and private label cards -- was $209 million in the quarter, down $75 million from the 1996 quarter, due to a $48 million decline in the emerging markets, and a $27 million decline in the developed markets, primarily in U.S. bankcards. However, U.S. bankcards earnings were higher than in the 1997 second and third quarters. Cards in the emerging markets represented 28% of Cards net income in the quarter, compared with 37% in the 1996 quarter. For the 1997 full year, income was $822 million (excluding the $58 million after-tax effect of the 1997 third quarter restructuring charge), down $202 million or 20% from 1996. Cards worldwide return on managed assets (including securitized card receivables) in the fourth quarter was 1.44%, compared with 2.03% in the year-ago quarter.

o Card accounts worldwide totaled 36 million as of December 31, 1997. Excluding U.S. bankcards, accounts increased 8% from a year ago including a 14% increase in the emerging markets. (The number of cards in force, including affiliates, at year end was 65 million, up from 61 million in 1996). Cards, including Diners Club, operated in 45 countries and territories, compared with 43 a year ago.

o U.S. bankcards charge volumes increased from the year-ago quarter by $1.2 billion or 4% to $27.9 billion and managed receivables were up $1.2 billion to $48.2 billion. Cards revenue in the developed markets was down 2% in the quarter, however, reflecting competitive pricing in the U.S. bankcards business. Fourth quarter revenue in emerging markets Cards was down 12%, but up 2% adjusted for the effect of foreign currency translation, reflecting higher loan volumes offset by reduced earnings from a Latin America affiliate and lower spreads.

o Adjusted operating expense increased 3% -- 8% in the emerging markets and 2% in the developed markets. Operating expense increased 8% adjusted for the effect of foreign currency translation -- 23% in the emerging markets and 5% in the developed markets -- in support of higher loan volumes, continued investment spending to expand the franchise, and risk management programs in U.S. bankcards.

o Credit costs of $736 million decreased $4 million from the preceding quarter (excluding an $11 million benefit from the third quarter sale of certain charged-off accounts) and increased $51 million from the 1996 quarter.

o Credit costs in U.S. bankcards were $655 million or 5.64% of average managed loans, compared with $650 million or 5.68%
     (excluding the $11 million and 10 basis point benefit from the sale of certain charged-off accounts) in the prior quarter and $608 million or 5.45% in the 1996 fourth quarter. The 12-month-lagged loss ratio was 5.86% in the quarter, compared with 6.03% (excluding the 10 basis point benefit from the sale of certain charged-off accounts) in the prior quarter and 5.73% a year-ago. The percent of gross write-offs from bankruptcies in the quarter was 40.8%, compared with 39.8% in the prior quarter and 38.0% in the 1996 quarter. Managed loans delinquent 90 days or more were $856 million or 1.80% at quarter-end, compared with $806 million or 1.76% for the third quarter and $886 million or 1.90% a year-ago. The increase in U.S. bankcards delinquencies from the third quarter reflected seasonal factors.

o Credit costs in non-U.S. bankcard portfolios were $81 million or 3.52% of managed loans, compared with $90 million or 3.92% in the third quarter and $77 million or 3.58% in the 1996 quarter.


Private Bank             Fourth Quarter      %       Full Year      %
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue           $288    $285      1  $1,128  $1,033      9
Adjusted Operating          194     186      4     728     686      6
  Expense
Operating Margin             94      99    (5)     400     347     15
Credit (Benefits) Costs     (9)       4     NM    (19)     (1)     NM
Operating Margin
  Less Credit               103      95      8     419     348     20
  (Benefits) Costs
Restructuring Charge          -       -      -      28       -     NM
Income Before Taxes         103      95      8     391     348     12
Income Taxes                 24      17     41      80      67     19
Net Income                 $ 79    $ 78      1  $  311  $  281     11

Average Assets (In          $16     $16      -     $16     $16      -
  Billions of Dollars)
Return on Assets (%)       1.96    1.94      -    1.94    1.76      -

Excluding Restructuring Charge:

Income                                            $329    $281     17
Return on Assets (%)                              2.06    1.76      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Private Bank income before taxes was $103 million for the quarter, up 8% from the 1996 fourth quarter. Net income growth in the quarter was reduced by a higher effective tax rate. For the 1997 full year, income was $329 million (excluding the $18 million after-tax effect of the restructuring charge), up $48 million or 17% from 1996.

o    Client  business  volumes  under  management  at  the  end of the quarter reached $101 billion, up 5% from $96 billion a year earlier. Growth in discretionary and advisory investments, and trust and fiduciary contributed substantially all of the increase.

o Revenue increased 1% in the quarter, 3% excluding the effect of foreign currency translation. Emerging markets revenue was down 2%, primarily due to market volatility in Asia Pacific, while developed markets revenue was up 3%. Revenue growth was also reduced by lower revenue related to market performance, and increased by client- related foreign exchange revenue.

o Adjusted operating expense increased 4% -- 8% excluding the effect of foreign currency translation -- primarily reflecting increased staffing needed to support higher business volumes, and marketing and technology initiatives.

o Credit costs for the quarter and the full year were a benefit as a result of recoveries combined with low credit losses. Overall credit trends continued to improve, with loans delinquent 90 days or more down to $110 million or 0.72% of loans, from $146 million or 0.94% in the preceding quarter, and $193 million or 1.26% in the fourth quarter of 1996, reflecting continued active portfolio management.


Global Consumer in       Fourth Quarter      %       Full Year      %
  Emerging Markets
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue           $910    $983    (7)  $3,810  $3,635      5
Adjusted Operating          585     540      8   2,260   2,060     10
  Expense
Operating Margin            325     443   (27)   1,550   1,575    (2)
Credit Costs                 88      77     14     368     357      3
Operating Margin Less       237     366   (35)   1,182   1,218    (3)
  Credit Costs
Additional Provision         25       1     NM      51      15     NM
Restructuring Charge          -       -      -     131       -     NM
Income Before Taxes         212     365   (42)   1,000   1,203   (17)
Income Taxes                 35      81   (57)     181     270   (33)
Net Income                 $177    $284   (38)  $  819  $  933   (12)

Average Assets (In          $42     $40      5     $42     $38     11
  Billions of Dollars)
Return on Assets (%)       1.67    2.82      -    1.95    2.46      -

Excluding Restructuring Charge:

Income                                            $901    $933    (3)
Return on Assets (%)                              2.15    2.46      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o    Net  income  in the  emerging  markets  was $177  million  in the quarter, down $107 million from a year ago, reflecting the economic turmoil in Asia Pacific and the contagion effect on Brazil. For the 1997 full year, income was $901 million (excluding the $82 million after-tax effect of the 1997 third quarter restructuring charge), down $32 million or 3% from 1996.

o Revenue declined by 7% in the quarter, but was up slightly after adjusting for the effect of foreign currency translation. Business volume growth was partially offset by reduced spreads, mainly due to higher funding costs associated with economic conditions, as well as related initiatives including the extension of funding tenors, increased liquidity cushions, and tightened credit criteria in certain countries. Expense growth of 8% -- 18% adjusted for the effect of foreign currency translation -- reflected spending associated with business volume growth, including double-digit growth in accounts and customer loans and deposits (adjusted for the effect of foreign currency translation). Expense growth also reflected continued franchise building efforts including product development, new and existing market expansion, and technology initiatives.

o Credit costs in the emerging markets decreased $3 million (increased $5 million adjusted for the effect of foreign currency translation) from the 1997 third quarter, and increased $11 million ($28 million adjusted for the effect of foreign currency translation) from the 1996 fourth quarter. The net credit loss ratio in Asia Pacific was 0.88%, up from 0.83% in the third quarter and 0.79% a year ago. The net credit loss ratio in Latin America was 2.29%, down from 2.57% in the third quarter and up from 2.14% a year ago. Emerging markets managed loans delinquent 90 days or more were $465 million or 1.43% at quarter-end, compared with $453 million or 1.31% for the third quarter and $370 million or 1.12% a year-ago. The emerging markets built the loan loss allowance by $25 million.

Global Consumer in       Fourth Quarter      %       Full Year      %
  Developed Markets
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)
Adjusted Revenue         $2,621  $2,584      1 $10,251  $9,860      4
Adjusted Operating        1,382   1,347      3   5,435   5,237      4
  Expense
Operating Margin          1,239   1,237      -   4,816   4,623      4
Credit Costs                778     767      1   3,170   2,758     15
Operating Margin Less       461     470    (2)   1,646   1,865   (12)
  Credit Costs
Additional Provision          -      49     NM      49     185   (74)
Restructuring Charge          -       -      -     449       -     NM
Income Before Taxes         461     421     10   1,148   1,680   (32)
Income Taxes                182     134     36     414     585   (29)
Net Income               $  279  $  287    (3) $   734  $1,095   (33)

Average Assets (In          $91     $89      2     $90     $88      2
  Billions of Dollars)
Return on Assets (%)       1.22    1.28      -    0.82    1.24      -

Excluding Restructuring Charge:

Income                                          $1,003  $1,095    (8)
Return on Assets (%)                              1.11    1.24      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Income before taxes in the developed markets was $461 million in the quarter, up $40 million from 1996, reflecting strong performance in Citibanking and lower earnings in U.S. bankcards. Net income was reduced by a higher effective tax rate of 39%, up from 32% in 1996, primarily reflecting changes in the nature and geographic mix of earnings. For the 1997 year, income was $1.0 billion (excluding the $269 million after-tax effect of the 1997 third quarter restructuring charge), down $92 million or 8% from 1996.

o Revenue was up 1% in the quarter -- 4% adjusted for the effect of foreign currency translation, primarily in Germany -- reflecting strong growth in the U.S. Citibanking business, partially offset by lower revenue in U.S. bankcards. Expense grew 3% -- 6% adjusted for the effect of foreign currency translation -- in support of higher business volumes, new product development, and risk management activities in U.S. bankcards. Managed loans delinquent 90 days or more were $2,733 million or 2.58% at quarter-end, compared with $2,763 million or 2.66% for the third quarter and $3,218 million or 3.10% a year-ago.

o Credit costs in the developed markets increased by 1% in the quarter from the 1996 fourth quarter, reflecting higher credit costs in U.S. bankcards, offset by improvements in Citibanking and the Private Bank.

Global Corporate Banking net income was $556 million in quarter


Global Corporate         Fourth Quarter      %       Full Year      %
  Banking
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue         $2,182  $1,994      9  $8,269  $7,152     16
Adjusted Operating        1,360   1,224     11   5,000   4,467     12
  Expense
Operating Margin            822     770      7   3,269   2,685     22
Credit Costs (Benefits)      24    (15)     NM    (95)    (87)    (9)
Operating Margin
  Less Credit Costs         798     785      2   3,364   2,772     21
  (Benefits)
Restructuring Charge          -       -      -     281       -     NM
Income Before Taxes         798     785      2   3,083   2,772     11
Income Taxes                242     240      1     693     611     13
Net Income               $  556  $  545      2  $2,390  $2,161     11

Average Assets (In         $164    $142     15    $156    $139     12
  Billions of Dollars)
Return on Assets (%)       1.35    1.53      -    1.53    1.55      -

Excluding Restructuring Charge:

Income                                          $2,558  $2,161     18
Return on Assets (%)                              1.64    1.55      -

(A)  Reclassified to conform to the latest quarter's presentation.

NM   Not meaningful, as percentage equals or exceeds 100%.


o Net income was $556 million in the quarter, up $11 million or 2% from 1996. For the full year, income (excluding the $168 million after-tax effect of the restructuring charge) was $2.6 billion, up $397 million or 18%.

o Revenue in the quarter increased $188 million or 9% from the year-ago quarter, with $53 million of the increase attributable to the Emerging Markets business and $135 million attributable to Global Relationship Banking. Excluding the effect of foreign currency translation, revenue rose 15% compared with the 1996 fourth quarter. Adjusted operating expense increased $136 million or 11% from 1996 -- 15% excluding the effect of foreign currency translation -- with $69 million of the increase in the Emerging Markets business and $67 million in Global Relationship Banking. Credit costs were $24 million and compared with a net benefit of $15 million in 1996.

o Cash-basis loans of $1,064 million increased $159 million from a year ago reflecting improvements of $122 million in Global Relationship Banking (primarily real estate) and increases of $281 million in the Emerging Markets, primarily in South Asia and South Latin America. The increase in South Asia includes foreign currency derivative contracts with a balance sheet credit exposure of $59 million for which the accrual of trading-related revenue has been suspended. Commercial cash-basis loans in the Emerging Markets were $663 million at year end.

o Citibank was named top bank globally in foreign exchange, derivatives, securitization, Eurocommercial paper, and cash management by Corporate Finance magazine; best commercial bank in Asia by Finance Asia magazine; best bank in a survey of global companies by Global Finance magazine; top emerging markets custodian bank by Global Custodian magazine; emerging markets loan house by International Financing Review; depository bank of the year by World Equity magazine; and, for the fifth year in a row, the global financial institution best known in Asia by the Far Eastern Economic Review.

Emerging Markets         Fourth Quarter      %       Full Year      %
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue           $962    $909      6  $3,903  $3,447     13
Adjusted Operating          535     466     15   1,964   1,700     16
  Expense
Operating Margin            427     443    (4)   1,939   1,747     11
Credit Costs (Benefits)      53      41     29      71     (4)     NM
Operating Margin
  Less Credit Costs         374     402    (7)   1,868   1,751      7
  (Benefits)
Restructuring Charge          -       -      -      54       -     NM
Income Before Taxes         374     402    (7)   1,814   1,751      4
Income Taxes                 76     117   (35)     255     315   (19)
Net Income                 $298    $285      5  $1,559  $1,436      9

Average Assets (In          $79     $64     23     $72     $60     20
  Billions of Dollars)
Return on Assets (%)       1.50    1.77      -    2.17    2.39      -

Excluding Restructuring Charge:

Income                                          $1,591  $1,436     11
Return on Assets (%)                              2.21    2.39      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Income before taxes of $374 million for Emerging Markets in the 1997 fourth quarter decreased $28 million or 7% from 1996, while a decline in the effective income tax rate to 20% from 29%, primarily due to a change in the geographic mix and nature of pretax earnings, benefited net income. Income (excluding the $32 million after-tax effect of the restructuring charge) in 1997 was $1.6 billion, up $155 million or 11% from 1996.

o Revenue in the quarter increased $53 million or 6% from the year-ago fourth quarter. The increase reflected moderate growth in transaction banking services revenue and improved treasury results. An increase in net asset gains and securities transactions of $129 million to $242 million was offset by an $85 million decline in trading-related revenue to $86 million, together  with lower  affiliate  earnings.  Higher  asset  levels across the franchise mitigated the effect on revenue growth of net interest spread compression. Aggregate securities transactions included $186 million and $55 million of gains from the sale of Brady bonds in the 1997 and 1996 fourth quarters. A $74 million increase in the foreign exchange component of trading-related revenue was more than offset by a decline in derivative and fixed income revenue of $167 million attributable to volatile global market conditions. About 26% of the revenue in the Emerging Markets business was attributable to business from multinational companies managed jointly with Global Relationship Banking, with that revenue having grown 18% from the 1996 fourth quarter.

o Adjusted operating expense of $535 million in 1997 increased $69 million or 15% -- 21% excluding the effect of foreign currency translation -- from the year-ago quarter, primarily reflecting business expansion and investment spending to build the franchise, including costs associated with Citicorp's plan to gain market share in selected emerging market countries, increased spending on technology and customer service initiatives, and volume growth.

o Credit costs of $53 million in the quarter, up $12 million from $41 million a year ago, were concentrated in Thailand.

o Two additional offices were opened in the Czech Republic, adding Brno and Pardubice to locations in Prague and Ostrava.

Global Relationship      Fourth Quarter      %       Full Year      %
  Banking
(In Millions of            1997 1996(A) Change    1997 1996(A) Change
  Dollars)

Adjusted Revenue         $1,220  $1,085     12  $4,366  $3,705     18
Adjusted Operating          825     758      9   3,036   2,767     10
  Expense
Operating Margin            395     327     21   1,330     938     42
Credit Benefits            (29)    (56)   (48)   (166)    (83)     NM
Operating Margin
  Plus Credit Benefits      424     383     11   1,496   1,021     47
Restructuring Charge          -       -      -     227       -     NM
Income Before Taxes         424     383     11   1,269   1,021     24
Income Taxes                166     123     35     438     296     48
Net Income               $  258  $  260    (1)  $  831  $  725     15

Average Assets (In          $85     $78      9     $84     $79      6
  Billions of Dollars)
Return on Assets (%)       1.20    1.33      -    0.99    0.92      -

Excluding Restructuring Charge:

Income                                            $967    $725     33
Return on Assets (%)                              1.15    0.92      -

(A)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Income before taxes of $424 million from the Global Relationship Banking business in North America, Europe, and Japan increased $41 million or 11% compared with the 1996 fourth quarter, while an increase in the effective tax rate, primarily due to a change in the nature and geographic mix of earnings, reduced net income. Income (excluding the $136 million after-tax effect of the restructuring charge) in 1997 was $967 million, up $242 million or 33% from 1996.

o Revenue of $1.2 billion increased $135 million or 12% from a year ago. Revenue reflected a $119 million decline in trading-related revenue to $180 million, and a $126 million increase in net asset gains and securities transactions. Venture capital revenue rose $72 million to $248 million, and was complemented by growth in corporate finance and transaction banking services revenue. The decline in trading-related revenue was primarily attributable to mortgage asset gains recognized in the 1996 fourth quarter and challenging trading markets in the current quarter. Net asset gains and securities transactions of $142 million were largely attributable to the real estate portfolio.

o Adjusted operating expense of $825 million increased $67 million or 9% -- 11% excluding the effect of foreign currency translation -- compared with the 1996 fourth quarter, primarily reflecting volume-related expense in transaction banking services, increased spending on technology, and higher incentive compensation.

o Credit costs in the quarter were a net benefit of $29 million, compared with a net benefit of $56 million in the 1996 fourth quarter, with the continuing net benefits primarily resulting from lower gross write-offs while recoveries continued.

Corporate Items (A)      Fourth Quarter      %       Full Year      %
(In Millions of            1997 1996(B) Change    1997 1996(B) Change
  Dollars)

Revenue                    $293  $  186     58  $  994  $  895     11
Restructuring Charge          -       -      -      28       -     NM
Other Operating Expense      90     177   (49)     475     477      -
Total Operating Expense      90     177   (49)     503     477      5
Income Before Taxes         203       9     NM     491     418     17
Income Taxes                154     138     12     843     819      3
Net Income (Loss)          $ 49  ($129)     NM  ($352)  ($401)     12

Average Assets (In           $5      $5      -      $7      $5     40
  Billions of Dollars)

Excluding Restructuring Charge:

Loss                                            ($315)  ($401)   (21)

(A) Corporate Items includes revenue derived from charging businesses for funds employed, based upon a marginal cost of funds concept, unallocated corporate costs, and the offset created by attributing income taxes to core business activities on a local tax-rate basis.
(B)  Reclassified to conform to the latest quarter's presentation.
NM   Not meaningful, as percentage equals or exceeds 100%.


o Citicorp's effective tax rate was 37% in both the 1997 fourth quarter and full year, compared with 38% for both 1996 periods. Income taxes are attributed to core businesses, including their restructuring charges, on the basis of local tax rates, which resulted in effective tax rates for the core businesses of 31% and 25% in the 1997 quarter and year, compared with 29% and 26% for the respective 1996 periods, primarily reflecting changes in the nature and geographic mix of earnings. The difference between the core businesses' tax rates and Citicorp's overall effective rate in each period is included in Corporate Items.

o Corporate Items revenue in the 1997 quarter included $42 million realized on the sale of investment securities while the 1996 quarter reflected investment writedowns of $50 million ($72 million and $100 million for the 1997 and 1996 full years). Expense in the 1996 fourth quarter included an incremental pretax charge of $55 million for performance-based options ($60 million in the 1997 first quarter).


Other Items

o During the quarter, the company generated an estimated $1.0 billion of free capital. The number of shares acquired since June 20, 1995, when the Board of Directors authorized the stock repurchase program, totaled 78.0 million for an outlay of $6.9 billion. As expanded in January and November 1996, the program is authorized to make total purchases for up to $8.5 billion.

o At December 31, 1997, credit loss reserves (including reserves of $185 million for off-balance sheet credit exposures) totaled $6.0 billion.

Selected financial statements and tables detailing an analysis of earnings and credit indicators follow. Further details concerning the financial results will be available in March in Citicorp's Form 10-K.

Consolidated Statement of Income                         CITICORP and
                                                          Subsidiaries
(In Millions of          Fourth Quarter      %       Full Year      %
  Dollars,
  Except Per Share         1997    1996 Change    1997    1996 Change
  Amounts)

Interest Revenue         $6,290  $6,007      5 $24,483 $23,349      5
Interest Expense          3,431   3,189      8  13,081  12,409      5
Net Interest Revenue      2,859   2,818      1  11,402  10,940      4

Provision for Credit        486     504    (4)   1,907   1,926    (1)
  Losses
Net Interest Revenue
  after                   2,373   2,314      3   9,495   9,014      5
  Provision for Credit
  Losses

Fees, Commissions, and
  Other Revenue

Fees and Commissions      1,546   1,445      7   5,817   5,469      6
Foreign Exchange            443     224     98   1,486     864     72
Trading Account           (188)     217     NM     241     637   (62)
Securities Transactions     250      64     NM     668     210     NM
Other Revenue               658     597     10   2,002   2,076    (4)
Total Fees,
  Commissions,            2,709   2,547      6  10,214   9,256     10
  and Other Revenue

Operating Expense

Salaries                  1,380   1,296      6   5,286   4,880      8
Employee Benefits           292     358   (18)   1,331   1,364    (2)
Total Employee Expense    1,672   1,654      1   6,617   6,244      6
Net Premises &              496     476      4   1,961   1,843      6
  Equipment Expense
Restructuring Charge          -       -      -     889       -     NM
Other Expense             1,240   1,151      8   4,520   4,110     10
Total Operating Expense   3,408   3,281      4  13,987  12,197     15

Income Before Taxes       1,674   1,580      6   5,722   6,073    (6)
Income Taxes                613     593      3   2,131   2,285    (7)

Net Income               $1,061  $  987      7 $ 3,591 $ 3,788    (5)

Income Applicable to     $1,027    $949      8  $3,451  $3,631    (5)
  Common Stock

Earnings Per Share:
Basic                     $2.26   $2.03     11   $7.53   $7.73    (3)
Diluted (A)               $2.20   $1.97     12   $7.33   $7.43    (1)

(A) Dividends of $5 million on convertible preferred stock are added back to income applicable to common stock for purposes of the diluted earnings per share calculation for the 1996 full year.
NM   Not meaningful, as percentage equals or exceeds 100%.


Weighted Average Shares  Outstanding (In Millions)

Basic                     454.6   467.2    (3)   458.1   469.6    (2)
Diluted (A)               466.6   480.7    (3)   471.1   489.3    (4)

(A) Includes dilutive effect of shares issuable under employee plans of 12.0 million and 13.5 million for the quarters and 13.0 million and 14.5 million for the full years, and 5.2 million shares related to convertible preferred stock for the 1996 full year.

Consolidated Balance Sheet                               CITICORP and
                                                          Subsidiaries
                                              Dec. 31, Dec. 31,     %
(In Millions of Dollars)                         1997     1996 Change
Assets

Cash and Due from Banks                      $  8,585 $  6,905     24
Deposits at Interest with Banks                13,049   11,648     12
Securities, at Fair Value
  Available for Sale                           30,762   26,062     18
  Venture Capital                               2,599    2,124     22
Trading Account Assets                         40,356   30,785     31
Loans Held for Sale (A)                         3,515        -     NM
Federal Funds Sold and Securities Purchased    10,233   11,133    (8)
  Under Resale Agreements
Loans, Net
  Consumer                                    108,066  111,847    (3)
  Commercial                                   75,947   62,765     21
Loans, Net of Unearned Income                 184,013  174,612      5
Allowance for Credit Losses                   (5,816)  (5,503)      6
Total Loans, Net                              178,197  169,109      5

Customers' Acceptance Liability                 1,726    2,077   (17)
Premises and Equipment, Net                     4,474    4,667    (4)
Interest and Fees Receivable                    3,288    3,068      7
Other Assets                                   14,113   13,440      5

Total                                        $310,897 $281,018     11

Liabilities

Non-Interest-Bearing Deposits in U.S.        $ 16,901 $ 14,867     14
  Offices
Interest-Bearing Deposits in U.S. Offices      40,361   40,254      -
Non-Interest-Bearing Deposits in Offices        9,627    9,891    (3)
  Outside the U.S.
Interest-Bearing Deposits in Offices Outside  132,232  119,943     10
  the U.S.
Total Deposits                                199,121  184,955      8

Trading Account Liabilities                    30,986   22,003     41
Purchased Funds and Other Borrowings           21,231   18,191     17
Acceptances Outstanding                         1,826    2,104   (13)
Accrued Taxes and Other Expense                 6,464    5,992      8
Other Liabilities                              10,288    8,201     25
Long-Term Debt                                 19,785   18,850      5

Stockholders' Equity

Preferred Stock (Without par value)             1,903    2,078    (8)
Common Stock ($1.00 par value)                    506      506      -
  Issued Shares: 506,298,235 in each period
Surplus                                         6,501    6,595    (1)
Retained Earnings                              16,789   14,303     17
Net Unrealized Gains  -  Securities               535      676   (21)
  Available for Sale
Foreign Currency Translation                    (626)    (486)     29
Common Stock in Treasury, at Cost             (4,412)  (2,950)     50
  Shares: 52,355,947 and 43,081,217,
  respectively

Total Stockholders' Equity                     21,196   20,722      2

Total                                        $310,897 $281,018     11

(A) Commencing with the first quarter 1997, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale, which are accounted for at the lower of cost or market value.
NM   Not meaningful, as percentage equals or exceeds 100%.

Net Interest Revenue              4th     3rd     2nd     1st     4th
  Statistics                     Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
  (Taxable Equivalent Basis)(A)  1997    1997    1997    1997    1996
(In Millions of Dollars)

Adjusted Net Interest Revenue  $3,467  $3,453  $3,454  $3,449  $3,484
  (B):
Effect of Credit Card           (596)   (565)   (578)   (630)   (650)
  Securitization Activity
Total                          $2,871  $2,888  $2,876  $2,819  $2,834

(In Billions of Dollars)

Adjusted Average Interest-     $283.3  $280.5  $277.3  $267.3  $262.2
  Earning Assets (B):
Securitized Credit Card        (26.3)  (24.8)  (24.7)  (25.1)  (25.9)
  Receivables
Total                          $257.0  $255.7  $252.6  $242.2  $236.3

Adjusted Net Interest Margin    4.85%   4.88%   5.00%   5.23%   5.28%
  (B):
Effect of Credit Card          (.42)%  (.40)%  (.43)%  (.51)%  (.51)%
  Securitization Activity
Total                           4.43%   4.48%   4.57%   4.72%   4.77%

(A) The taxable equivalent adjustment is based on the U.S. federal statutory tax rate of 35%.

(B)  Adjusted for the effect of credit card securitization.


Trading-Related Revenue  Fourth Quarter      %       Full Year      %
  (In Millions of          1997 1996(A) Change    1997 1996(A) Change
  Dollars)

By Business Sector:

Global Corporate
  Banking:
  Emerging Markets         $ 86    $171   (50)  $  777  $  763      2
  Global Relationship       180     299   (40)   1,015     892     14
  Banking
Total Global Corporate      266     470   (43)   1,792   1,655      8
  Banking
Global Consumer and          81      73     11     315     254     24
  Other
Total                      $347    $543   (36)  $2,107  $1,909     10

By Trading Activity:

Foreign Exchange (B)       $341    $240     42  $1,255  $  926     36
Derivative (C)             (36)     110     NM     401     557   (28)
Fixed Income (D)           (16)     132     NM     198     156     27
Other                        58      61    (5)     253     270    (6)
Total                      $347    $543   (36)  $2,107  $1,909     10

By Income Statement
  Line:

Foreign Exchange           $443    $224     98  $1,486  $  864     72
Trading Account           (188)     217     NM     241     637   (62)
Other (E)                    92     102   (10)     380     408    (7)
Total                      $347    $543   (36)  $2,107  $1,909     10

(A)  Reclassified to conform to the latest quarter's presentation.
(B) Foreign exchange activity includes foreign exchange spot, forward, and option contracts.
(C) Derivative activity primarily includes interest rate and currency swaps, options, financial futures, and equity and commodity contracts.
(D) Fixed income activity principally includes debt instruments including government and corporate debt as well as mortgage assets.
(E)  Primarily net interest revenue.
NM   Not meaningful, as percentage equals or exceeds 100%.

Other Revenue            Fourth Quarter      %       Full Year      %
  (In Millions of          1997    1996 Change    1997    1996 Change
  Dollars)

Credit Card                $142    $249   (43)  $  559  $  907   (38)
  Securitization Activity
  (A)
Venture Capital             248     176     41     749     450     66
Affiliate Earnings           33     102   (68)     255     290   (12)
Net Asset Gains and         235      70     NM     439     429      2
  Other Items
Total                      $658    $597     10  $2,002  $2,076    (4)

(A) Includes net credit losses on credit card receivables held for sale commencing with the 1997 first quarter (see page 18).
NM   Not meaningful, as percentage equals or exceeds 100%.


Provision for Credit     Fourth Quarter      %       Full Year      %
  Losses
  (In Millions of          1997    1996 Change    1997    1996 Change
  Dollars)

Global Consumer Net        $432    $455    (5)  $1,831  $1,728      6
  Write-Offs
Global Corporate
  Banking                    29     (1)     NM    (24)     (2)     NM
  Net Write-Offs
  (Recoveries)
Additional Provision         25      50   (50)     100     200   (50)
Total                      $486    $504    (4)  $1,907  $1,926    (1)

NM   Not meaningful, as percentage equals or exceeds 100%.

Margin Basis             Fourth Quarter      %       Full Year      %
  Reconciliation
  (In Millions of          1997    1996 Change    1997    1996 Change
  Dollars)

Revenue                  $5,568  $5,365      4 $21,616 $20,196      7
Effect of Credit Card
  Securitization            434     389     12   1,713   1,392     23
  Activity (A)
Net Cost to Carry (B)         4     (7)     NM     (5)    (46)     89
Adjusted Revenue          6,006   5,747      5  23,324  21,542      8

Total Operating Expense   3,408   3,281      4  13,987  12,197     15
Net OREO Benefits (C)         9       7     29      72      44     64
Restructuring Charge          -       -      -   (889)       -     NM
Adjusted Operating        3,417   3,288      4  13,170  12,241      8
  Expense

Operating Margin          2,589   2,459      5  10,154   9,301      9

Global Consumer Net         432     455    (5)   1,831   1,728      6
  Write-Offs
Effect of Credit Card
  Securitization            434     389     12   1,713   1,392     23
  Activity (A)
Net Cost to Carry and
  Net                         -       -      -     (6)     (5)     20
  OREO Benefits (B) (C)
Adjusted Global
  Consumer Credit Costs     866     844      3   3,538   3,115     14

Global Corporate
  Banking                    29     (1)     NM    (24)     (2)     NM
  Net Write-Offs
  (Recoveries)
Net Cost to Carry and
  Net                       (5)    (14)   (64)    (71)    (85)   (16)
  OREO Benefits (B) (C)
Adjusted Global
  Corporate                  24    (15)     NM    (95)    (87)    (9)
  Banking Credit
  Costs (Benefits)

Additional Provision         25      50   (50)     100     200   (50)
  (D)
Restructuring Charge          -       -      -     889       -     NM

Income Before Taxes      $1,674  $1,580      6 $ 5,722 $ 6,073    (6)

(A) Commencing with the 1997 first quarter, includes effect related to credit card receivables held for sale.
(B) Includes the net cost to carry cash-basis loans and other real estate owned ("OREO").
(C) Includes gains and losses on sales, direct revenue and expense, and writedowns of OREO.
(D)  Represents amounts in excess of net write-offs.
NM   Not meaningful, as percentage equals or exceeds 100%.

Consumer Loan Delinquency Amounts, Net Credit Losses, and Ratios

(In Millions   Total 90 Days or More Past   Avg.    Net Credit Losses
  of $'s,      Loans              Due (A)  Loans                  (A)
  except Loan Dec. Dec. Sept. Dec. 4th 4th 3rd 4th Amounts in 31, 31, 30, 31, Qtr. Qtr. Qtr. Qtr.
  Billions)     1997   1997   1997   1996   1997   1997   1997   1996

Citibanking   $ 66.4 $2,038 $2,082 $2,320 $ 66.9   $139   $135   $155
Ratio                 3.07%  3.07%  3.50%         0.83%  0.80%  0.94%

Cards
U.S.            47.6    856    806    886   46.0    655    639    608
  Bankcards
Ratio                 1.80%  1.76%  1.90%         5.64%  5.58%  5.45%
Other (B)        9.2    194    182    189    9.2     81     90     77
Ratio                 2.12%  1.98%  2.13%         3.52%  3.92%  3.58%

Private Bank    15.2    110    146    193   15.3    (9)    (4)      4
Ratio                 0.72%  0.94%  1.26%            NM     NM  0.07%

Total Managed  138.4  3,198  3,216  3,588  137.4    866    860    844
Ratio                 2.31%  2.32%  2.62%         2.50%  2.50%  2.51%

Securitized
  Credit      (26.8)  (481)  (452)  (501) (26.3)  (403)  (378)  (389)
  Card
  Receivables
Loans Held
  for Sale(C)  (3.5)   (35)   (34)      -  (3.6)   (31)   (30)      -

Total Loans   $108.1 $2,682 $2,730 $3,087 $107.5   $432   $452   $455
Ratio                 2.48%  2.51%  2.76%         1.60%  1.67%  1.68%

Managed
Portfolio:

Developed     $105.8 $2,733 $2,763 $3,218 $104.4   $778   $769   $767
Ratio                 2.58%  2.66%  3.10%         2.96%  2.98%  3.01%
Emerging        32.6    465    453    370   33.0     88     91     77
Ratio                 1.43%  1.31%  1.12%         1.06%  1.06%  0.94%

Emerging
Portfolio:

Asia Pacific   $20.1   $288   $289   $243  $20.6    $46    $47    $42
Ratio                 1.43%  1.31%  1.12%         0.88%  0.83%  0.79%
Latin America    7.4    173    158    124    7.2     41     44     32
Ratio                 2.34%  2.24%  2.05%         2.29%  2.57%  2.14%
Private Bank     5.1      4      6      3    5.2      1      -      3
Ratio                 0.08%  0.11%  0.06%         0.06%      -  0.17%

(A) The ratios of 90 days or more past due and net credit losses are calculated based on end-of-period and average loans, respectively, both net of unearned income.
(B) Includes bankcards outside of the U.S, worldwide Diners, and private label cards.
(C) Commencing with the 1997 first quarter, Citicorp classifies credit card and mortgage loans intended for sale as loans held for sale, which are accounted for at the lower of cost or market value with net credit losses charged to other revenue.
NM   Not meaningful.

Cash-Basis and Renegotiated Loans                Dec.   Sept.    Dec.
(In Millions of Dollars)                          31,     30,     31,
                                                 1997    1997    1996
Commercial Cash-Basis Loans
Collateral-Dependent (at Lower of Cost or      $  258    $271    $263
  Collateral Value) (A)
Other (B)                                         806     698     642
Total Commercial Cash-Basis Loans              $1,064    $969    $905

Commercial Renegotiated Loans                     $59     $70    $321

Consumer Loans on which Accrual of Interest    $1,849  $1,902  $2,187
  has been Suspended

(A) A cash-basis loan is defined as collateral dependent when repayment is expected to be provided solely by the underlying collateral and there are no other available and reliable sources of repayment, in which case the loans are written down to the lower of cost or collateral value.
(B) Includes foreign currency derivative contracts with a balance sheet credit exposure of $59 million for which the accrual of trading-related revenue has been suspended.


Other Real Estate Owned (OREO) and Assets        Dec.   Sept.    Dec.
  Pending Disposition (A)                         31,     30,     31,
(In Millions of Dollars)                         1997    1997    1996

Consumer OREO                                    $263    $309  $  452
Commercial OREO                                   461     479     614
Total                                            $724    $788  $1,066

Assets Pending Disposition (B)                    $96     $88    $160

(A)  Carried at lower of cost or collateral value.
(B) Represents consumer residential mortgage loans that have a high probability of foreclosure.


Consolidated Average Balances     4th     3rd     2nd     1st     4th
(In Billions of Dollars)         Qtr.    Qtr.    Qtr.    Qtr.    Qtr.
                                 1997    1997    1997    1997    1996
Loans:
Consumer                         $107    $108    $107    $106    $108
Commercial                         73      69      67      62      61
Total Average Loans              $180    $177    $174    $168    $169

Total Average Assets             $302    $299    $293    $285    $276

(In Millions of Dollars)

Common Stockholders' Equity   $18,952 $19,633 $18,933 $18,698 $18,321
Preferred Equity                1,903   1,903   1,903   2,049   2,078
Total Average Stockholders'   $20,855 $21,536 $20,836 $20,747 $20,399
  Equity

Capital and Other Items                         Fourth Quarter      %
(In Billions of Dollars, Except Share Data)       1997    1996 Change

Common Stockholders' Equity Per Share           $42.50  $40.25      6
Closing Stock Price At Quarter End             $126.44 $103.00     23
Dividends Per Common Share  -  For the Fourth   $0.525   $0.45     17
  Quarter
Dividends Per Common Share  --  For the Full     $2.10   $1.80     17
  Year
Tier 1 Capital                                   $21.1   $19.8      7
Total Capital (Tier 1 and 2) (A)                 $31.2   $28.9      8
Tier 1 Capital Ratio (A)                          8.3%    8.4%      -
Total Capital Ratio (Tier 1 and 2) (A)           12.3%   12.2%      -
Common Equity as a Percentage of Total Assets     6.2%    6.6%      -
Total Equity as a Percentage of Total Assets      6.8%    7.4%      -

(A)  1997 estimated.

Item 7.    Financial Statements, Pro Forma Financial
           Information and Exhibits

            -     Exhibit No. 12(a)  Calculation of Ratio of Income to
                  Fixed Charges

            - Exhibit No. 12(b) Calculation of Ratio of Income to Fixed Charges Including Preferred Stock Dividends of Income to Fixed Charges

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                 CITICORP
                                   (Registrant)


                                   By: /s/ Thomas E. Jones
                                      -------------------------------
                                           Thomas E. Jones
                                           Executive Vice President
                                           A Principal Financial Officer

Dated: January 21, 1998


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